Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400

STEWART ENTERPRISES ANNOUNCES

ORGANIZATIONAL RESTRUCTURE,

WORKFORCE REDUCTION

JEFFERSON, La.—April 11, 2012—Stewart Enterprises, Inc. (Nasdaq GS:STEI) announced today a restructuring of its organization following a comprehensive evaluation to identify Best-in-Class sales practices and additional opportunities to further integrate operations and sales. The Company also announced a reduction of its workforce by approximately 60 employees, primarily in corporate support services.

“The restructuring of the organization and workforce reduction are each expected to result in more than $5 million in annual savings, for a total of more than $10 million in annual savings, which will be realized in part in fiscal year 2012 and in full in fiscal year 2013,” said Thomas M. Kitchen, President and Chief Executive Officer, adding, “We believe these changes will enhance our customers’ experiences, increase employee satisfaction and productivity, and lead to improved sales and margins.”

The organizational changes involve a restructure of the sales organization and realignment of the Company’s geographic regions and regional management. There is now one regional vice president responsible for operations and sales in each region. “Uniting funeral and cemetery operations and sales employees under one regional leader brings better consistency and integration of resources, and improves our ability to serve families,” said Kenneth G. Myers, Jr., Executive Vice President of Operations and Sales.

The restructure of the Company’s sales organization focuses on providing more efficient and effective sales strategy, management, mentoring, training and recruiting. The new organization reduces the layers of sales management and is designed to provide increased opportunities for sales counselors. The majority of the restructuring will take place within the next 60 to 120 days. “We have carefully planned the sales restructure, working with a sales management consulting firm with expertise in sales force design. By comparing our sales organization to those considered Best-in-Class, we determined changes we needed to make to be truly Best-in-Class ourselves,” added Myers.

Separate from the changes related to the sales organization, Stewart assessed many functions within its corporate support services. “As a result of this organizational change, as well as our investments in technology, we have been able to streamline our business processes. As a result, we have eliminated approximately 60 positions,” stated Kitchen.

These changes will result in a charge of approximately $2 million to $3 million in the second quarter of fiscal 2012 consisting primarily of approximately $1 million in separation pay and termination benefits to be paid in cash over approximately the next 60 days and up to an estimated $2 million in other non-cash asset impairments associated with the sales restructuring.

Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 218 funeral homes and 141 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to: the risks of unexpected consequences from our organizational restructuring and workforce reduction, including lower sales and margin increases than projected or less cost savings than projected, lower employee productivity than anticipated and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2011, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.